Exhibit 99.1

NOTICE OF VOLUNTARY DISMISSAL OF DERIVATIVE ACTION

CASE NO. 8:09-CV-1828 IN THE UNITED STATES DISTRICT COURT FOR THE

DISTRICT OF MARYLAND

TO: ALL HOLDERS OF THE COMMON STOCK OF

INTEGRAL SYSTEMS, INC. AS OF SEPTEMBER 14, 2009

The purpose of this Notice is to inform you, as shareholders of Integral Systems, Inc. of the above-captioned shareholder derivative action (the “Action”) pending in the United States District Court for the District of Maryland (the “Court”), and that the Court has issued an order preliminarily approving the voluntary dismissal of the Action (the “Voluntary Dismissal”). This Notice also informs you of your right to participate in a hearing, should one be ordered by the Court, to consider whether to enter final judgment dismissing the Action with prejudice.

As previously disclosed in the Company’s 10-Q for the third quarter of fiscal year 2009, on July 14, 2009, the above-captioned shareholder derivative lawsuit was filed against twelve individuals associated with the Company, including all current directors and certain other current and former officers, and against the Company as a nominal defendant. The derivative complaint purported to bring claims on behalf of the Company for breach of fiduciary duty based on the same events at issue in a securities class action previously filed. The shareholder filing the derivative complaint had previously submitted a demand letter to the Company’s board of directors (the “Board”) on February 23, 2009, asserting essentially the same claims as in the securities class action. In response to the demand letter, the Board appointed a Demand Review Committee (the “Committee”) charged with investigating, analyzing, and evaluating the matters raised in the demand letter and in a second substantively identical letter also received by the Company.

With the advice of independent counsel and after extensive investigation, the Committee concluded, prior to the filing of the derivative action, that no basis existed for breach of fiduciary duty claims against any of the named individuals and that pursuit of litigation against those individuals was not in the bests interests of the Company. At a meeting held on July 22, 2009, the Board accepted the Committee’s recommendation that the Company accordingly reject the demand and seek dismissal of the derivative complaint. Integral thereafter provided the derivative plaintiff’s counsel with information concerning the methodology and results of the Committee’s investigation, and in light of that information, the plaintiff has determined to voluntarily dismiss the derivative action. This is a voluntary dismissal, as opposed to a settlement; neither plaintiffs nor plaintiff’s counsel will receive any compensation from the Company in exchange for the Voluntary Dismissal.

Any shareholder of Integral who objects to the Voluntary Dismissal may file a written objection with respect to the Voluntary Dismissal, setting forth the grounds for that shareholder’s objection. To be considered by the Court, any such objection must be filed with the Clerk of Court and delivered to the counsel and parties listed below by hand, mail, or overnight courier so as to be received no later than October 14, 2009:

John C. Millian

GIBSON, DUNN & CRUTCHER LLP

1050 Connecticut Ave., NW

Washington, D.C. 20036

Eric L. Zagar

BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP

280 King of Prussia Road

Radnor, PA 19087

Daniel S. Katz, Bar No. 01148

TYDINGS & ROSENBERG LLP

100 East Pratt Street, 26th Floor

Baltimore, MD 21202

Any objection filed must also demonstrate the objecting shareholder’s ownership of Integral stock by including (a) the objecting person’s name, address and telephone number; and (b) formal proof of the number of shares of Integral common stock purchased and owned by the objecting person as of the record date of September 14, 2009, and the date such shares were acquired. Any shareholder who does not file a written objection in the manner and by the date set forth above shall be deemed to have forever waived any objection to the Voluntary Dismissal unless otherwise ordered by the Court.

Dated: September 17, 2009.

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